MONTHLY REPORT - MARCH, 2012

                          TriView Global Fund, LLC

             The net asset value of a unit as of March 31, 2012
                was $859.76, down 1.6% from $874.17 per unit
                             as of February 29, 2012.


                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                               Current Period      Year to Date

Net Asset Value (2,236.229 units) at         $   1,954,842.44      1,796,875.21
   February 29, 2012
Addition of 43.588 units on March 1,                38,103.28        302,943.40
   2012
Redemption of 0.000 units on March 31,                   0.00              0.00
   2012
Net Income (Loss)                                  (32,847.13)      (138,719.97)
                                              ----------------  ---------------
Ending Net Asset Value (2,279.817 units)     $   1,960,098.59      1,960,098.59
   at March 31, 2012                          ================  ===============

Net Asset Value per Unit at
   March 31, 2012                            $         859.76


                        STATEMENT OF INCOME AND (LOSS)

Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on                $       5,059.59       (51,046.08)
         closed contracts
      Change in unrealized gain (loss) on open      (4,550.00)        5,305.00
         contracts

   Interest income                                       0.00             3.04
                                               ---------------  ---------------
Total: Income                                          509.59       (45,738.04)

Expenses:
   Brokerage commissions                            16,290.36        47,484.11
   Operating expenses                               10,842.93        24,906.67
   Incentive fee                                         0.00             0.00
   Management fee                                    1,370.88         4,047.86
   Continuing service fee                                0.00             0.00
   Organizational & offering expenses                4,852.55        16,543.29
                                               ---------------  ---------------
Total: Expenses                                     33,356.72        92,981.93
                                               ===============  ===============
Net Income(Loss) - March, 2012                $    (32,847.13)     (138,719.97)


                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         TriView Capital Management, Inc.
                                         Managing Member
                                         TriView Global Fund, LLC
                                         /s/ Michael P. Pacult, President